Exhibit 99.1

NEWS RELEASE
Visteon Announces Plans to Add Two New Directors
VAN BUREN TOWNSHIP, Mich., May 11, 2011 — Visteon Corporation (NYSE: VC), a leading global automotive supplier, today announced that following its 2011 annual meeting of shareholders, scheduled to take place on June 9, 2011, it will appoint two new independent members to its Board of Directors by Aug. 1, 2011. Under an agreement with Alden Global Distressed Opportunities Master Fund, L.P., Visteon will increase the size of its Board of Directors to 10 and then select two new directors from a pool of nominees recommended by Alden. One of the new directors will replace William E. Redmond, who resigned from the Board on May 8, 2011.
Under the terms of the agreement, Alden agreed, among other things, to withdraw its notice of intent to nominate individuals for election as directors at the 2011 annual meeting and not to take certain actions during a “standstill” period.
“We are pleased to address this matter in a manner that benefits all our shareholders,” said Donald J. Stebbins, chairman, chief executive officer and president of Visteon. “We are looking forward to working with Alden to identify directors who can contribute to Visteon’s continued success.”
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com
Contact:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com